Exhibit 23.2

Consent of Independent Valuation Advisor

We hereby consent to the reference to our name (including under the heading “Experts”) and the description of our role under the headings “Net Asset Value Calculation and Valuation Guidelines—Our Independent Valuation Advisor” and “Net Asset Value Calculation and Valuation Guidelines—Valuation of Properties” in the Registration Statement on Form S-11 of Nuveen Global Cities REIT, Inc. and in the prospectus included therein.

December 21, 2017

/s/ RERC, LLC
RERC, LLC
Houston, Texas